Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SolarWinds Corporation of our reports dated February 25, 2019 and June 1, 2018 relating to the financial statements and financial statement schedule, which appear in SolarWinds Corporation's Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
December 11, 2019